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                                                                   EXHIBIT 21.1

                    SUBSIDIARIES OF SYCAMORE NETWORKS, INC.

Sycamore Networks Asia Inc.

Sycamore Networks Europe Inc.

Sycamore Networks Americas Inc.

Sycamore Securities Corporation

Sirocco Systems, Inc.

Sycamore Networks do Brasil

Sycamore Networks de Mexico, S.A. de C.V.

Sycamore Networks International BV

Sycamore Networks Japan K.K.

Sycamore Networks Sweden AB